CVR ENERGY TO SELL COMMON UNITS OF CVR PARTNERS

SUGAR LAND, Texas (March 6, 2012) – CVR Energy, Inc. (NYSE: CVI) today announced that CVR Partners, LP (NYSE: UAN) has filed a registration statement on Form S-1 with the U.S. Securities and Exchange Commission in connection with CVR Energy’s previously announced plan to sell a portion of its common units representing limited partner interests of CVR Partners. As previously announced, CVR Energy intends to use the after-tax proceeds of the offering primarily to pay a special dividend to CVR Energy stockholders and also to strengthen CVR Energy’s balance sheet. CVR Energy currently owns CVR Partners’ general partner and approximately 70 percent of its common units.

Barclays Capital, Deutsche Bank Securities, Goldman, Sachs & Co., Morgan Stanley and UBS Investment Bank will act as joint book-running managers for the proposed offering. The offering will be made only by means of a prospectus. When available, a preliminary prospectus relating to this offering may be obtained from:

Barclays Capital, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, or by calling 888-603-5847, or by email at barclaysprospectus@broadridge.com; Deutsche Bank Securities, Attention: Prospectus Department, 100 Plaza One, Floor 2, Jersey City, NJ 07311, or by calling 800-503-4611, or by email at prospectus.cpdg@db.com; Goldman, Sachs & Co., Attention: Prospectus Department, 200 West Street, New York, NY 10282, or by calling 866-471-2526, or by email at prospectus-ny@ny.email.gs.com; Morgan Stanley, Attention: Prospectus Department, 180 Varick Street, 2nd Floor, New York, NY 10014, or by calling 866-718-1649, or by email at prospectus@morganstanley.com; or UBS Investment Bank, Attention: Prospectus Department, 299 Park Avenue, New York, NY 10019, or by calling 888-827-7275.

You may also get these documents for free by visiting the Securities and Exchange Commission’s website at http://www.sec.gov.

A registration statement relating to these securities has been filed with the Securities and Exchange Commission but has not yet become effective. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

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Forward Looking Statements

This news release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. You can generally identify forward-looking statements by our use of forward-looking terminology such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “explore,” “evaluate,” “intend,” “may,” “might,” “plan,” “potential,” “predict,” “seek,” “should,” or “will,” or the negative thereof or other variations thereon or comparable terminology. These forward-

looking statements are only predictions and involve known and unknown risks and uncertainties, many of which are beyond our control. For a discussion of risk factors which may affect our results, please see the risk factors and other disclosures included in our Annual Report on Form 10-K for the year ended Dec. 31, 2011. These risks may cause our actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements. Given these risks and uncertainties, you are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements included in this press release are made only as of the date hereof. CVR Energy disclaims any intention or obligation to update publicly or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Important Additional Information

This communication does not constitute an offer to buy or solicitation of an offer to sell any securities. In response to the tender offer commenced by IEP Energy LLC and Icahn Enterprises Holdings L.P., as well as other entities affiliated with Carl C. Icahn, CVR Energy, Inc. (“CVR Energy”) has filed with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9. CVR ENERGY STOCKHOLDERS ARE STRONGLY ENCOURAGED TO READ THE COMPANY’S SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9 BECAUSE IT CONTAINS IMPORTANT INFORMATION. Stockholders may obtain a free copy of the Solicitation/Recommendation Statement on Schedule 14D-9, as well as any other documents filed by CVR Energy, for no charge at the SEC’s website at www.sec.gov. Copies will also be available at no charge in the “Investor Relations” section of the Company’s website or by writing to CVR Energy at 2277 Plaza Drive, Suite 500, Sugar Land, Texas, 77479, Attn: Senior Vice President, General Counsel and Secretary.

In addition, CVR Energy will file a proxy statement with the SEC. The definitive proxy statement will be mailed to stockholders of CVR Energy. CVR ENERGY STOCKHOLDERS ARE URGED TO READ THESE AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE AS THEY WILL CONTAIN IMPORTANT INFORMATION. Stockholders will be able to obtain free copies of these documents (when available) and other documents filed with the SEC by CVR Energy through the web site maintained by the SEC at www.sec.gov and in the “Investor Relations” section of the Company’s website.

Certain Information Regarding Participants

CVR Energy, its directors and certain of its executive officers may be deemed to be participants under the rules of the SEC. Security holders may obtain information regarding the names, affiliations and interests of CVR Energy’s directors and executive officers in CVR Energy’s Annual Report on Form 10-K for the year ended December 31, 2011, filed with the SEC on February 29, 2012, and its proxy statement for the 2011 Annual Meeting, which was filed with the SEC on April 20, 2011. These documents can be obtained free of charge from the sources indicated above. Additional information regarding the interests of these participants in any proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will also be included in any proxy statement and other relevant materials to be filed with the SEC if and when they become available.

About CVR Energy

Headquartered in Sugar Land, Texas, CVR Energy, Inc.’s subsidiary and affiliated businesses operate independent refining assets in Coffeyville, Kan., and Wynnewood, Okla., with more than185,000 barrels per day of processing capacity, a marketing network for supplying high value transportation fuels to customers through tanker trucks and pipeline terminals, and a crude oil gathering system serving central Kansas, Oklahoma, western Missouri, southwest Nebraska and Texas. In addition, CVR Energy subsidiaries own a majority interest in and serve as the general partner of CVR Partners, LP, a producer of ammonia and urea ammonium nitrate, or UAN, fertilizers.

For further information, please contact:

Investor Relations:	Media Relations:
Ed Morgan	Steve Eames
281-207-3388	281-207-3550
or	MediaRelations@CVREnergy.com
Jay Finks
281-207-3588
InvestorRelations@CVREnergy.com